CONTACT:	Bruce Zurlnick	Leigh Parrish/Caren Barbara
	Senior Vice President and	Media Contact: Samantha Cohen
	Chief Financial Officer	Financial Dynamics
	Finlay Enterprises, Inc.	(212) 850-5600
(212) 808-2800

FOR IMMEDIATE RELEASE

FINLAY ENTERPRISES REPORTS FOURTH QUARTER AND FULL YEAR SALES

New York, NY, February 7, 2008 -- Finlay Enterprises, Inc. (NASDAQ: FNLY), a leading retailer of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States, announced today its fourth quarter and full year sales results for the fiscal year ended February 2, 2008. The sales for the fourth quarter of 2006 include an extra week resulting in a fifty-three week fiscal year. Comparable store sales calculations do not include this additional week.

Fourth Quarter

Sales for the fourth quarter increased 24.1% to $383.4 million compared to $309.0 million in the comparable period of 2006. The sales results are on a continuing operations basis, which excludes sales from discontinued Macy’s, Belk’s and Parisian stores. Specialty jewelry stores consisting of Carlyle, Congress, and Bailey Banks & Biddle, which was acquired in November 2007, contributed sales of $146.1 million for the fourth quarter, as compared to $51.6 million for the same period last year. Comparable store sales (stores open for the same months during the comparable period) for the fourth quarter decreased 6.4% on a continuing operations basis.

Fiscal 2007

On a continuing operations basis, fiscal 2007 sales increased 13.1% to $836.2 million compared to $739.0 in fiscal 2006. Specialty jewelry stores contributed sales of $223.9 million in 2007 as compared to $108.1 million in 2006. Comparable store sales in 2007 decreased 1.4% on a continuing operations basis. Including discontinued stores, comparable store sales in 2007 decreased 1.0%.

In addition to this announcement, the Company today issued a separate release announcing the expected impact of the Macy’s, Inc. restructuring initiatives on Finlay’s business.

The Company currently expects to report full financial results on March 20, 2008.

Finlay Enterprises, Inc., through its wholly-owned subsidiary, Finlay Fine Jewelry Corporation, is one of the leading retailers of fine jewelry operating luxury stand-alone specialty jewelry stores and licensed fine jewelry departments in department stores throughout the United States. The number of locations at the end of fiscal 2007 totaled 794, including 69 Bailey Banks & Biddle, 32 Carlyle and five Congress specialty jewelry stores.

This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on Finlay’s current expectations and beliefs, are not a guarantee of future performance and involve known and unknown risks, uncertainties and other factors. Actual results, performances or achievements may differ materially from those contained in, or implied by, these forward-looking statements, depending upon a variety of factors including, in particular, the risks and uncertainties described in Finlay’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by Finlay or any other person that the events or circumstances described in such statement are material.

# # #